190



                         CARDINAL REALTY SERVICES, INC.
                             6954 AMERICANA PARKWAY
                            REYNOLDSBURG, OHIO 43068


                                 August 1, 1996



Pat Holder
8615 Freeport Parkway
Suite 200
Irving, TX 75063

Dear Pat:

         The following sets forth our additional understandings with respect to your employment with Lexford Properties, Inc. ("Employer"), a Texas corporation and wholly- owned subsidiary of the undersigned, Cardinal Realty Services, Inc. ("Cardinal"), and supplements the employment agreement between Employer and you of even date herewith (the "Employment Agreement").

         As additional consideration for your employment with Employer, so long as the Employment Agreement is in effect, you shall be entitled to receive, if earned, in addition to all other compensation set forth in the Employment Agreement, a restricted stock award for shares of Cardinal's common stock, valued as of the date of the award as determined in accordance with Cardinal's 1996 Incentive Compensation Plan as adopted by Cardinal's Board of Directors on March 21, 1996 and outlined on the attached Exhibit A to this letter agreement (the "Plan"), and having a maximum value of thirty percent (30%) of your Base Salary (as defined in the Employment Agreement) earned during fiscal year 1996 while the Employment Agreement is in effect (the "Stock Bonus").

         You will participate in the Plan as a Grade 11 - Property Management Executive except that for purposes of determining the amount of your Stock Bonus, if any, in accordance with the calculations contained on Exhibit A, the target net income-property management shall be Six Million Nine Hundred Two Thousand Six Hundred and Seven Dollars ($6,902,607) (it being acknowledged that such target is different than the target for other employees of Parent under the
Plan) and the actual net income-property management for fiscal year 1996 shall include the actual net profit of Lexford Properties, a Texas joint venture, and its successors in interest for fiscal year 1996 earned prior to the date hereof.

                                      191
PAT HOLDER
AUGUST 1, 1996
PAGE -2-


         If the foregoing understanding is acceptable to you, please indicate your approval thereof by signing a copy of this letter in the space provided below and return it to the undersigned.

                                   Sincerely,

                                   CARDINAL REALTY SERVICES, INC.


                                   By: /s/ Mark D. Thompson
                                       -------------------------
                                           Mark D. Thompson
                                           Executive Vice President


         The terms and provisions of this Letter Agreement are hereby approved and accepted this 1st day of August, 1996.


                                    By: /s/ Pat Holder
                                    ------------------------
                                            Pat Holder